Exhibit 4

                              EMC INSURANCE GROUP INC.

                    AMENDED AND RESTATED DIVIDEND REINVESTMENT
                         AND COMMON STOCK PURCHASE PLAN

                                    ARTICLE ONE
                                      PURPOSE

     The purpose of this EMC Insurance Group Inc. Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan is to provide Participants with a convenient way to reinvest dividends received on the Company's Common Stock and to purchase additional shares of the Company's Common Stock. The Company believes that participation in the Plan will help to achieve the unity of purpose essential to the continued growth of the Company and will be for the mutual benefit of the Company and the Participants.

                                    ARTICLE TWO
                                    DEFINITIONS

     The following defined terms, which are capitalized throughout the Plan, shall have the meanings set forth in this Article:

     BOARD OF DIRECTORS shall mean the board of directors of the Company.

     COMMON STOCK shall mean whole or fractional shares of the common stock of the Company.

     COMPANY shall mean EMC Insurance Group Inc., an Iowa corporation.

     DIVIDEND REINVESTMENT shall mean the reinvestment of dividends described in Article Four.

     DIVIDENDS shall mean any cash dividends, as declared from time to time, on the Common Stock.

     FAIR MARKET VALUE shall mean, on any given date, the last reported sales or closing price (as reported by such source as the Board of Directors may select) of Shares in the over-the-counter market or on the principal exchange, as the case may be, on which Shares are traded.

     INVESTMENT DATE shall mean each date on which the Company shall pay its Dividend.

     OPTIONAL CASH PAYMENTS shall mean payments of the type described in Article Five.

     PARTICIPANT shall mean any person or entity participating in the Plan.

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     PARTICIPATING SHARES shall mean the shares of Common Stock owned by a
     Participant, the Dividends on which are invested pursuant to the Plan, in accordance with the Participant's election, and includes all full or fractional shares of Common Stock held in such Participant's account under the Plan.

     PLAN shall mean all of the provisions of this EMC Insurance Group Inc. Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan and any amendments hereto.

     PLAN ADMINISTRATOR shall mean the person or entity selected by the Board of Directors to assist the Board of Directors in administering the Plan.

     SHARES shall mean one or more shares of Common Stock.

                                    ARTICLE THREE
                                     ELIGIBILITY

     Section 3.01. Any holder of record of Shares is eligible to participate in the Plan. Beneficial owners of Shares registered in a name other than their own (such as that of a broker, bank nominee or trustee) must first become recordholders of such Shares in their own name in order to participate.

     Section 3.02. To enroll in the Plan, a person or entity must submit a properly completed authorization form to the Plan Administrator in such form and at such time as the Company shall determine.

                                      ARTICLE FOUR
                                 DIVIDEND REINVESTMENT

     Section 4.01. A Participant may elect to participate at any time in the Dividend Reinvestment part of the Plan with respect to all or any portion of the Shares registered in his name and such Shares shall be Participating Shares. All whole and fractional Shares of Common Stock held by the Plan Administrator as custodian pursuant to the Plan also shall be Participating Shares.

     Section 4.02. An initial election as to the number of Participating Shares shall be made by the Participant, on a form provided by the Plan Administrator, upon enrollment in the Plan. Subsequent elections to change the number of Participating Shares may be made by the Participant from time to time thereafter, and such elections shall become effective within 30 days after receipt by the Plan Administrator.

                                      ARTICLE FIVE
                                 OPTIONAL CASH PAYMENTS

     Section 5.01. A Participant may make an Optional Cash Payment at any time; provided, however, such Participant may not make Optional Cash Payments for less than $100 or totaling more than $9,000 per calendar quarter. No interest shall be paid on any Optional Cash Payment prior to the purchase of any Shares.
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     Section 5.02.  Unless a Participant withdraws Shares purchased with
Optional Cash Payments from his account, Dividends paid on such Shares will be reinvested pursuant to the terms of the Plan.

     Section 5.03. Optional Cash Payments shall be made by check or money order payable in U.S. funds to the Plan Administrator. Optional Cash Payments must be received by the Plan Administrator at least 7 days before an Investment Date. Any Optional Cash Payment received within 6 days before or 3 days after an Investment Date will be returned by the Plan Administrator to the Participant. Optional Cash Payments will also be returned to a Participant if
(1) the Optional Cash Payment amount is less than $100, (2) the Optional Cash Payment amount exceeds $9,000 for a calendar quarter (but only the amount of such excess will be returned), or (3) the Plan Administrator receives a written request signed by the Participant, provided such request is received at least
2 full business days prior to a Dividend Investment Date.

                                      ARTICLE SIX
                         PAYMENT OF DIVIDENDS BY THE COMPANY
                              TO THE PLAN ADMINISTRATOR

     As and when Dividends are paid on the Common Stock, the Company shall promptly pay to the Plan Administrator all Dividends payable on Participating Shares (less any tax withheld).

                                      ARTICLE SEVEN
                PURCHASES OF COMMON STOCK BY THE PLAN ADMINISTRATOR

     Section 7.01. The Company shall set aside a total of 2,000,000 shares of Common Stock to be available for purchase under the Dividend Reinvestment and Optional Cash Payment portions of the Plan.

     Section 7.02. The Plan Administrator shall apply the Dividends received in accordance with Article Six and any Optional Cash Payments received in accordance with Article Five to the purchase of Shares of Common Stock, and will allocate such Shares (including fractional Shares computed to four decimal places) to each Participant in accordance with the amount of Dividends and/or Optional Cash Payments received with respect to such Participant.

     Section 7.03. Purchases of Common Stock shall be made from the Company out of shares originally reserved for such purpose. The purchase price per Share for Dividend Reinvestment and for Optional Cash Payments shall be 100 percent of the Fair Market Value of the Common Stock on each Investment Date.

       Section 7.04. Except where necessary or appropriate to comply with any federal securities law which may be applicable, Dividends and any Optional Cash Payments shall be invested by the Plan Administrator on each Investment Date.


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                                      ARTICLE EIGHT
                                  COMMINGLING OF FUNDS

     The Plan Administrator may commingle the funds of a Participant with those of other Participants.

                                      ARTICLE NINE
                          CUSTODY OF PURCHASED COMMON STOCK;
                      ISSUANCE OF CERTIFICATES TO PARTICIPANTS

     Section 9.01. Except as set forth in Section 9.02 below, the Plan Administrator shall hold as custodian in its own name or in the name of one of its nominees all the Common Stock purchased and held pursuant to the Plan.

     Section 9.02. If a Participant so requests in writing at any time, the Plan Administrator shall deliver to such Participant one or more certificates, registered in the name of the Participant, for all or any of the full Shares of Common Stock held by the Plan Administrator as custodian for the account of such Participant. In the absence of a new election in accordance with Article Four and excluding the Shares so delivered, the issuance of certificates pursuant to this Section 9.02 shall not affect the number of a Participant's Participating Shares. Certificates for fractional Shares shall not be issued. The Plan Administrator may in its discretion, terminate any account which contains only a fraction of a Share by paying the Participant the Fair Market Value of such fractional Share.

                                      ARTICLE TEN
                NON-CASH DIVIDENDS AND DISTRIBUTIONS; RIGHTS OFFERINGS

     Section 10.01. Absent an election by the Participant to the contrary, in the event any Dividends on any Participating Shares are paid in Common Stock, or if Common Stock is distributed in connection with any stock split or similar transaction, such Common Stock shall be delivered by the Company to the Plan Administrator on behalf of a Participant, and all such Shares shall become Participating Shares.

     Section 10.02. If the Company distributes to its shareholders rights to subscribe for or purchase additional Shares or any other securities, the Company shall deliver any such rights accruing to Shares held on behalf of a Participant to the Plan Administrator, and the Plan Administrator shall then deliver the rights to the Participant.

                                      ARTICLE ELEVEN
                     RECORDS; REPORTS TO PARTICIPANTS; VOTING RIGHTS

     Section 11.01. The Plan Administrator shall establish and maintain a separate account under the Plan for each Participant in the name under which participation in the Plan was registered and shall maintain all accounting and other records necessary to prepare the report described in Section 11.02.
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     Section 11.02.  As promptly as practicable after each purchase of Common
Stock pursuant to the Plan, the Plan Administrator shall prepare and send to each Participant, whose Dividends and/or Optional Cash Payments have been applied to such purchase, a report which shall include information concerning the effective purchase price and the number of Shares acquired.

     Section 11.03. The Company, in cooperation with the Plan Administrator, shall furnish each Participant with all proxy material, including a form of proxy, relating to the annual or special meeting of the Company's shareholders. Such form of proxy shall cover all full shares of Common Stock held on behalf of a Participant under the Plan, and will be voted as and to the extent specified thereon by the Participant. The Plan Administrator shall have no authority to vote any shares of Common Stock held on behalf of any Participant, whether or not they are voted by a Participant.

     Section 11.04. The Company and the Plan Administrator shall cooperate in taking all actions reasonable to assure accurate reporting to Participants and to the Internal Revenue Service of Dividends paid and any taxes withheld thereon; provided, however, that no action or failure to act on the part of the Company or the Plan Administrator shall relieve any Participant of any tax which may be payable on Dividends or otherwise under this Plan.

                                      ARTICLE TWELVE
                               TERMINATION OF PARTICIPATION

     A Participant may terminate all or any part of his participation in the Plan at any time by written notice to the Plan Administrator at least ten days prior to the record date. Participation shall cease automatically upon the receipt of notice of the death of a Participant. All or a portion of the Plan may be terminated pursuant to Article Fourteen, whereupon participation also may be terminated. Upon any such termination, the affected Participant or his designated beneficiary shall receive certificates, registered in his name, for the number of full shares of Common Stock held for the Participant together with a check for the Fair Market Value (on the date such notice is received by the Plan Administrator) of any fractional Shares of Common Stock, and any Dividends (or other distributions) and/or Optional Cash Payments received after such termination shall be forwarded to the Participant. Termination from the Optional Cash Payment portion of the Plan will not be effective until the Participant's check or money order has been cleared by the honoring institution. If Dividends are being reinvested on all shares registered in a Participant's account, Dividends with respect to shares remaining in a Participant's account after a partial withdrawal will continue to be reinvested unless the Participant thereafter submits a signed written request canceling participation in the Dividend Reinvestment portion of the Plan.


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                                      ARTICLE THIRTEEN
                                       ADMINISTRATION

     The Plan shall be administered by the Board of Directors. The Board of Directors may request advice or assistance from, delegate ministerial duties to or employ such other persons as are necessary to administer the Plan. The Board of Directors shall be vested with full and final authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Board of Directors in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. The Company shall pay all costs of administration of the Plan.

                                      ARTICLE FOURTEEN
               IMPLEMENTATION, MODIFICATION AND TERMINATION OF THE PLAN

     The Board of Directors shall have complete authority to implement, suspend, or terminate the Plan, in whole or in part, or to modify the Plan. The Board of Directors shall have the right to terminate any Participant's participation in the Plan at any time.

                                      ARTICLE FIFTEEN
                                       NO LIABILITY

     Neither the Company, the Plan Administrator nor the Board of Directors, nor any to their respective directors, officers, employees, or members, shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate timely a Participant's account or (ii) with respect to the timing or the price of any purchase or sale of Shares or the fluctuations in Fair Market Value of Common Stock. The Company shall indemnify the Plan administrator, the Board of Directors, and other relevant directors, officers and employees against such loss or liability.

                                      ARTICLE SIXTEEN
                                          NOTICES

     All notices, requests, demands, and other communications required or permitted to be given under the Plan shall be deemed to have been duly given when received if in writing and delivered personally, or when sent if properly
mailed or transmitted by any standard form of telecommunication.   Notices to
the Company or the Board of Directors shall be directed to EMC Insurance Group Inc., 717 Mulberry Street, Des Moines, Iowa 50309, or to any other address to which the Company or the Board of Directors may direct. Notices to a Participant shall be directed to such Participant at his last address of record with the Company or the Plan Administrator. Notices to the Plan Administrator shall be directed to the Plan Administrator's principal place of business.


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                                      ARTICLE SEVENTEEN
                                        GOVERNING LAW

     These terms and conditions of this Plan shall be governed by the laws of the State of Iowa.